FOR RELEASE May 6, 2014

China Biologic Reports Financial Results for the

First Quarter of 2014

1Q14 Total Sales Increase 4.1% to $56.3Million

1Q14 Operating Margin Increases to 49.7% from 48.1%

1Q14 Non-GAAP Net Income Increases 16.3% to $ 19.1Million

BEIJING, China – May 6, 2014 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the first quarter of 2014.

First Quarter 2014 Financial Highlights

•	Total sales in the first quarter of 2014 increased by 4.1% to $56.3 million from $54.0 million in the same quarter of 2013.
•	Gross profit increased by 3.0% to $38.6 million from $37.4 million in the same quarter of 2013. Gross margin decreased slightly to 68.5% in the first quarter of 2014 from 69.2% in the first quarter of 2013.
•	Income from operations increased by 7.7% to $28.0 million from $26.0 million in the same quarter of 2013. Operating margin increased to 49.7% in the first quarter of 2014 from 48.1% in the same quarter of 2013.
•	Net income attributable to the Company increased by 22.5% to $18.3 million from $14.9 million in the same quarter of 2013. Fully diluted net income per share was $0.69 in the first quarter of 2014 as compared to $0.53 in the same quarter of 2013.
•	Non-GAAP adjusted net income attributable to the Company was $19.1 million, representing a 16.3% increase from $16.4 million in the same quarter of 2013. Non-GAAP adjusted net income per share was $0.73, compared to $0.59 in the same quarter of 2013.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to have further increased our revenue in the first quarter, in spite of strong financial performance in the prior year period, as well as a temporary production suspension of Guizhou Taibang’s plasma production during this period. During the reporting quarter, our Shandong facility maintained strong sales growth momentum, and our Guizhou facility experienced a 37% sales decrease due to the production suspension, which was in line with our internal forecast. Our plasma collection volume continued to grow as planned. Our operating margin and net margin of the first quarter of 2014 reached 49.7% and 32.5%, respectively, representing a year-on-year improvement. This solid growth was primarily attributable to strong market demand, especially for our human albumin products, stable product pricing, a more profitable product mix, improved plasma utilization efficiency, as well as effective cost control measures.”

“During the reporting quarter, human albumin products and IVIG products remained our two largest sales contributors, while other products also experienced positive developments. We experienced modest growth in both price and sales volume of albumin products. For our higher-margin hyper-immune products, in particular, human rabies immunoglobulin products, our overall market share continues to grow and we experienced strong growth in sales volume during the reporting quarter. The overall revenue contribution from rabies immunoglobulin products increased to 12% of total sales from 2% in the same quarter of 2013. We attribute this success to our R&D efforts in the last year, which improved vaccination practices on specialty plasma collection and production yields. As a result, we increased the supply of rabies vaccinated plasma and expanded their production in our Shandong subsidiaries since the second half of 2013. Additionally, sales of human coagulation factor VIII continued to ramp up, which further improved the Company’s plasma utilization efficiency. For our non-plasma products, thanks to the recent remodeling of our placenta polypeptide production line, sales volume of placenta polypeptide increased by 21% year-over-year in the first quarter and we expect its production volume to continue to rise in the coming quarters. ”

Mr. Gao continued, “As for our operational developments, Guizhou Taibang received GMP certification for its placenta polypeptide production facility in January and GMP certification for its plasma production in March. Our Guizhou Taibang facility has since resumed production with increased production capacity. We also began commercial production of human prothrombin complex concentrate at Guizhou Taibang. With these updates, we expect more products available for sales in the second half of 2014. We are confident that we can enhance our total sales and operating efficiency to meet growing market demand. We expect the growth momentum we saw in the first quarter to accelerate in the following quarters.”

"Finally, at the non-operational level, we repurchased 2.5 million shares of common stock from Ms. Siu Ling Chan, an individual shareholder of our Company, at a total consideration of $70 million in February 2014. Through this transaction, we continue to enhance our shareholding structure and increase shareholder value," concluded Mr. Gao.

First Quarter 2014 Financial Performance

Total sales in the first quarter of 2014 were $56.3 million, an increase of 4.1% from $54.0 million in the same quarter of 2013. Excluding foreign exchange translation effect, the increase in sales was primarily due to the increased sales at Shandong Taibang, partially offset by the reduced sales as a result of the planned production suspension at Guizhou Taibang during such period.

During the first quarter of 2014, human albumin products and IVIG products remained the largest two sales contributors.

•	As a percentage of total sales, human albumin product revenue was 42.3% in the first quarter of 2014 as compared to 37.9% in the same quarter of 2013. The sales volume of human albumin products increased by 10.3% in the reporting quarter, primarily due to increased sales volumes at Shandong Taibang, partially offset by reduced sales volume at Guizhou Taibang. The increase in sales volume was response to the increase in market demand for domestic human albumin. The reduced sales volume at Guizhou Taibang was primarily due to the planned production suspension at Guizhou Taibang during such period.
•	As a percentage of total sales, IVIG revenue was 36.5% in the first quarter of 2014 as compared to 47.5% in the same quarter of 2013. The sales volume of IVIG products decreased by 20.7% in the reporting quarter, mainly due to reduced production volume as a result of the planned production suspension of Guizhou Taibang during this period. In addition, Shandong Taibang allocated a portion of its regular IVIG production capacity to human rabies immunoglobulin products, which have higher margins, and thus reduced the production of IVIG products for the first quarter of 2014.

Cost of sales was $17.7 million in the first quarter of 2014 compared to $16.6 million in the same quarter of 2013. As a percentage of total sales, cost of sales was 31.5%, as compared to 30.8% in the same quarter of 2013. The increase in cost of sales was mainly due to increased sales activities and increased plasma collection costs, partially offset by increased sales of higher-margin products.

Gross profit increased by 3.0% to $38.6 million in the first quarter of 2014 from $37.4 million in the same quarter of 2013. Gross margin was 68.5% and 69.2% for the three months ended March 31, 2014 and 2013, respectively.

Total operating expenses in the first quarter of 2014 decreased by 7.6% to $10.6 million from $11.4 million in the same quarter of 2013. As a percentage of total sales, total operating expenses decreased to 18.8% in the first quarter of 2014 from 21.2% in the same quarter of 2013.

Selling expenses in the first quarter of 2014 increased by 24.3% to $2.3 million from $1.8 million in the same quarter of 2013. As a percentage of total sales, selling expenses were 4.1%, up from 3.4% in the same quarter of 2013. The increase in selling expenses was primarily due to increased sales of placenta polypeptide products, which have higher selling expenses.

General and administrative expenses in the first quarter of 2014 decreased by 16.9% to $7.2 million from $8.7 million in the same quarter of 2013. As a percentage of total sales, general and administrative expenses were 12.8% and 16.1% in the first quarter of 2014 and 2013, respectively. The decrease in general and administrative expenses was mainly due to a decrease in expenses associated with share-based compensation for the three months ended March 31, 2014 as compared to the same period of 2013. In addition, in the first quarter of 2013, the Company incurred amortization expenses in relation to the GMP certificates with respect to the acquisition of Guizhou Taibang in 2008. Given that such intangible asset had been fully amortized by the end of 2013, the Company did not incur a corresponding expense in the first quarter of 2014.

Research and development expenses in the first quarter of 2014 were $1.1 million, representing an increase of 17.6% from $0.9 million in the same quarter of 2013. As a percentage of total sales, research and development expenses for the three months ended March 31, 2014 and 2013 were 1.9% and 1.7%, respectively. The increase in research and development expenses was primarily due to the expenditure paid for certain clinical trial programs and the engagement of external experts for certain pipeline products.

Income from operations for the three months ended March 31, 2014 was $28.0 million, an increase of 7.7% from $26.0 million in the same period of 2013. Operating margin increased to 49.7% in the reporting quarter from 48.1% in the same quarter of 2013.

Income tax expense in the first quarter of 2014 was $5.3 million, as compared to $4.6 million in the same quarter of 2013, representing an increase of 15.9%. The effective income tax rates were 18.2% and 17.4% for the three months ended March 31, 2014 and 2013, respectively.

Net income attributable to the Company increased by 22.5% to $18.3 million in the first quarter of 2014, from $14.9 million in the same quarter of 2013. Net margins were 32.5% and 27.6% for the three months ended March 31, 2014 and 2013, respectively. Fully diluted net income per share was $0.69 in the first quarter of 2014, as compared to $0.53 in the first quarter of 2013.

Non-GAAP adjusted net income attributable to the Company was $19.1 million or $0.73 per diluted share in the first quarter of 2014, compared to $16.4 million or $0.59 per diluted share in the same quarter of 2013.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended March 31, 2014 excluded $0.8 million of non-cash employee share-based compensation expenses.

As of March 31, 2014, the Company had cash and cash equivalents of $77.5 million, compared to $144.1 million as of December 31, 2013, which was primarily due to the $70 million used for share repurchase that occurred in February 2014. Net cash provided by operating activities for the three months ended March 31, 2014 was $11.5 million, as compared to $22.0 million for the three months ended March 31, 2013. The decrease was mainly due to the increase of accounts receivable and inventories and the decrease of advances from customers for the first quarter of 2014. The increase in accounts receivable was $6.4 million, as compared to $3.3 million in the same period of 2013. This increases was primarily due to the delay in our shipment of, and hence customers' payments for, certain batches of products during the first quarter of 2014. This delay was the result of delayed inspection and approval by National Institutes for Food and Drug Control on such products. Additionally, we incurred an approximately $2.9 million increase in inventories for the reporting quarter, as compared to $0.6 million in the same period of 2013, mainly attributable to an increase of raw materials. The decrease of advances from customers was $1.4 million for the three months ended March 31, 2014, as compared to the increase of $1.5 million in the same period of 2013. This decrease was primarily due to a lump sum prepayment made by certain distributors in the fourth quarter of 2013 for certain immunoglobulin products. A portion of these products were delivered during the three months ended March 31, 2014, upon which the corresponding prepayment was recognized as sales.

Outlook

For the full year of 2014, the Company reiterates its full year financial forecast of total sales in the range of $230 million to $240 million and full year non-GAAP adjusted net income in the range of $67 million to $69 million. This guidance assumes only organic growth and excludes acquisitions and necessarily assumes no significant adverse product price changes during 2014.

This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 8:00 am, Eastern Time on Wednesday, May 7, 2014, which is 8:00 pm, Beijing Time on May 7, 2014, to discuss first quarter 2014 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 877 870 4263
International:	+1 412 317 0790
Hong Kong:	800 905 945
China:	400 120 1203
Passcode:	10045496

A telephone replay will be available one hour after the conclusion of the conference all through 9:00 am, Eastern Time on May 14, 2014. The dial-in details are:

US:	+1 877 344 7529
International:	+1 412 317 0088
Passcode:	10045496

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2014, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended
	March 31,	March 31,
	2014	2013
	USD	USD
Sales	56,266,577	54,031,732
Cost of sales	17,715,166	16,616,758
Gross profit	38,551,411	37,414,974

Operating expenses
Selling expenses	2,282,486	1,836,393
General and administrative expenses	7,216,626	8,687,097
Research and development expenses	1,073,566	913,092
Income from operations	27,978,733	25,978,392

Other income (expenses)
Equity in income of an equity method investee	337,363	128,948
Interest expense	(621,207)	(236,174)
Interest income	1,595,878	648,062
Total other income, net	1,312,034	540,836

Earnings before income tax expense	29,290,767	26,519,228

Income tax expense	5,338,218	4,606,902

Net income	23,952,549	21,912,326

Less: Net income attributable to noncontrolling interest	5,678,878	6,996,466

Net income attributable to China Biologic Products, Inc.	18,273,671	14,915,860

Net income per share of common stock:
Basic	0.72	0.55
Diluted	0.69	0.53
Weighted average shares used in computation:
Basic	24,950,549	26,785,541
Diluted	26,132,929	27,915,506

Net income	23,952,549	21,912,326

Other comprehensive income :
Foreign currency translation adjustment, net of nil income taxes	(3,116,643)	1,396,541

Comprehensive income	20,835,906	23,308,867

Less: Comprehensive income attributable to noncontrolling interest	5,105,401	7,159,157

Comprehensive income attributable to China Biologic Products, Inc.	15,730,505	16,149,710

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2014	2013
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	77,548,247	144,138,487
Time deposit	-	6,608,612
Restricted deposit	30,187,800	-
Accounts receivable, net of allowance for doubtful accounts	23,484,720	17,270,132
Inventories	90,711,805	88,634,855
Prepayments and other current assets	8,595,815	7,641,061
Total Current Assets	230,528,387	264,293,147

Property, plant and equipment, net	75,319,270	73,149,072
Land use rights, net	9,131,483	8,213,145
Deposits related to land use rights	11,927,245	13,667,130
Restricted cash and deposit, excluding current portion	71,665,430	30,523,674
Equity method investment	11,587,587	11,349,807
Other non-current assets	3,792,776	2,585,232
Total Assets	413,952,178	403,781,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	34,869,000	9,822,000
Accounts payable	3,032,118	4,445,732
Due to related parties	7,152,356	7,206,970
Other payables and accrued expenses	29,414,313	34,852,740
Advance from customers	1,534,479	2,908,853
Income tax payable	5,261,761	4,202,405
Total Current Liabilities	81,264,027	63,438,700

Long-term bank loans, excluding current portion	70,000,000	30,000,000
Deferred income	2,978,205	3,003,895
Other liabilities	3,717,754	3,369,003
Total Liabilities	157,959,986	99,811,598

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,398,797 and 27,341,744 shares issued at March 31, 2014 and December 31, 2013, respectively;
23,419,093 and 25,862,040 shares outstanding at March 31, 2014 and December 31, 2013, respectively	2,740	2,734
Additional paid-in capital	73,218,535	72,031,864
Treasury stock: 3,979,704 and 1,479,704 shares at March 31, 2014 and December 31, 2013, respectively, at cost	(99,594,080)	(29,594,080)

Retained earnings	192,018,222	173,744,551
Accumulated other comprehensive income	18,963,328	21,506,494
Total equity attributable to China Biologic Products, Inc.	184,608,745	237,691,563

Noncontrolling interest	71,383,447	66,278,046

Total Stockholders’ Equity	255,992,192	303,969,609

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	413,952,178	403,781,207

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31,	March 31,
	2014	2013
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	23,952,549	21,912,326
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,472,397	1,534,507
Amortization	177,001	282,605
Loss on sale of property, plant and equipment	35,795	1,238
Reversal of allowance for doubtful accounts, net	(18,286)	-
Reversal of doubtful accounts - other receivables and prepayments	-	(169)
Write-down of obsolete inventories	9,092	-
Deferred tax expense	920,004	534,678
Share-based compensation	980,965	1,634,735
Equity in income of an equity method investee	(337,363)	(128,948)
Change in operating assets and liabilities:
Accounts receivable	(6,391,825)	(3,294,140)
Prepayment and other current assets	(1,566,829)	(569,804)
Inventories	(2,865,378)	(647,310)
Accounts payable	(1,385,934)	25,644
Other payables and accrued expenses	(3,217,798)	(2,068,529)
Advance from customers	(1,359,641)	1,451,180
Due to related parties	7,075	94,346
Income tax payable	1,103,529	1,267,826
Net cash provided by operating activities	11,515,353	22,030,185

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(6,385,851)	(4,977,306)
Payment for intangible assets and land use right	(1,083,278)	(802,136)
Refund of deposits related to land use right	1,635,200	-
Proceeds upon maturity of time deposit	6,608,612	-
Proceeds from sale of property, plant and equipment	174,896	2,416
Net cash provided by (used in) investing activities	949,579	(5,777,026)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	205,712	1,815,858
Repayment of short-term bank loans	(4,905,600)	(3,186,400)
Proceeds from long-term bank loans	70,000,000	-
Payment for deposit as security for long-term bank loans	(72,128,672)	-
Payment for share repurchase	(70,000,000)	-
Acquisition of noncontrolling interest	-	(1,963,913)
Dividend paid by subsidiaries to noncontrolling interest shareholders	(1,409,542)	(4,397,232)
Net cash used in financing activities	(78,238,102)	(7,731,687)

EFFECT OF FOREIGN EXCHANGE RATE CHANGE ON CASH	(817,070)	579,112

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(66,590,240)	9,100,584

Cash and cash equivalents at beginning of period	144,138,487	129,609,317

Cash and cash equivalents at end of period	77,548,247	138,709,901

Supplemental cash flow information
Cash paid for income taxes	3,276,548	2,804,399
Cash paid for interest expense	331,605	119,490
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	2,574,119	100,086
Transfer from prepayments and deposits to property, plant and equipment	184,279	447,963

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the three months ended
	March 31,	March 31,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	19,071,546	16,394,620
Diluted EPS - Non GAAP	0.73	0.59
Non-cash employee stock compensation	(797,875)	(1,478,760)
Net Income Attributable to the Company	18,273,671	14,915,860
Weighted average number of shares used in computation of Non GAAP diluted EPS	26,132,929	27,915,506

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